Exhibit 99.1

Imperial Parking Corporation Announces Share Repurchase

VANCOUVER, British Columbia – April 2, 2003 — Imperial Parking Corporation (“Imperial Parking” or the “Company”) (AMEX:IPK) today announced that its Board of Directors has authorized $2,000,000 for the repurchase of the Company’s outstanding common stock. Under the repurchase authorization, the Company may purchase shares from time to time, on the open market or in privately negotiated transactions, depending upon market and other considerations.

Charles Huntzinger, Imperial Parking’s President and Chief Executive Officer, stated, “The Board believes that the Company’s common shares are undervalued at the current price.”

The Company also announced that The Blackstone Group L.P., the independent financial advisor retained by the Special Committee of the Board of Directors on January 31, 2003 for the purpose of exploring strategic alternatives available to the Company, is still examining alternatives and has yet to report to the Special Committee.

Imperial Parking closed at a price of $21.40 per share on April 1, 2003. As of December 31, 2002, there were approximately 1.8 million shares outstanding.

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and is one of the four largest in North America. Impark currently operates more than 1,630 parking locations and 325,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in the Company’s filings with the Securities and Exchange Commission.